Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL ANNOUNCES MERGER AGREEMENT WITH WILKS BROTHERS, LLC

Provides Preliminary Estimated Third Quarter 2021 Financial Information

MIDLAND, Texas, October 25, 2021/PR Newswire/ -- Dawson Geophysical Company (NASDAQ: DWSN) (“Dawson” or the “Company”) and Wilks Brothers, LLC (“Wilks”) today announced that they have entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which a subsidiary of Wilks will commence on or before November 1, 2021 a tender offer to acquire all of the Company’s outstanding common shares for $2.34 per share in cash (the “Offer”). Subject to the closing of the Offer, the merger agreement also contemplates that Wilks will acquire any Dawson shares that are not tendered into the Offer at the same price per share through a second-step merger, which will be completed as soon as practicable following the closing of the Offer, subject to the approval of at least 80% of the outstanding Dawson shares.

Dawson Board of Directors Recommendation

The Board of Directors of the Company is recommending that the Company’s shareholders tender their shares in the Offer.

The Company’s Board of Directors, with the assistance of the Company’s financial advisor, Moelis & Company LLC, commenced an on-going review and analysis of the Company’s potential strategic alternatives in mid-2019. During this same period, Company management commenced efforts to scale the Company to match the declining demand for its seismic services. In reaching its decision to enter into the transaction with Wilks, the board has thoroughly considered the potential strategic options available to Dawson, the current and long term prospects for the Company and the sector in which it operates, including the lack of meaningful and sustainable demand for seismic services, as well as an ongoing skilled labor shortage required to meet any potential increase in demand. Management believes that the Company’s cash and other current assets will continue to decline even if the Company undertakes further right-sizing efforts relative to demand for the Company’s services. The board believes that this transaction presents all Dawson shareholders with an opportunity to achieve liquidity for their shares at the Offer price, is the most optimal path forward and is in the best interest of the shareholders.

The Company’s President and Chief Executive Officer, Stephen C. Jumper, said, “Given the limited trading liquidity in our stock, this transaction offers our shareholders compelling value for their shares and the ability to most efficiently realize that value. It also provides Dawson with financial flexibility otherwise not available in the challenging environment in which the Company is currently operating. Our ability to withstand the continued volatile markets is enhanced with this partnership. The Wilks’ entities have demonstrated a highly successful track-record and we believe they will be a strong, long-term partner for our employees and customers.”

Additional information concerning the foregoing matters will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the Securities and Exchange Commission following the commencement of the Offer by Wilks.

Tender Offer and Merger

The transaction is not subject to a financing condition. The tender offer will be subject to customary conditions, including the tender of at least 80% of the outstanding shares of the Company pursuant to the Offer, which will be open for at least 20 business days following commencement (subject to mandatory extensions in certain circumstances). The Company and Wilks may mutually agree to permit closing of the Offer if less than 80% of the outstanding shares of the Company are tendered. Subject to the closing of the Offer, the Merger Agreement also contemplates that Wilks will acquire any shares of Dawson that are not tendered into the Offer through a second-step merger, which will be completed as soon as practicable following the closing of the Offer and will require approval of at least 80% of the outstanding shares of the Company. Subject to the closing of the Offer, the parties expect to complete the merger in the fourth quarter of 2021.

Moelis & Company LLC is serving as financial advisor to the Company and Baker Botts L.L.P. is serving as the Company’s legal advisor.

Preliminary Guidance on Third Quarter 2021 Results

In conjunction with the transaction announcement today, the Company is providing estimated guidance related to certain of its preliminary and unaudited financial results for its third quarter ended September 30, 2021. Dawson expects to issue its actual unaudited third quarter financial results on or about November 4, 2021.

For the quarter ended September 30, 2021, the Company estimates that it will report unaudited revenues of approximately $1.9 million and negative EBITDA in the range of approximately $4.4 million to $4.8 million, as compared to actually reported unaudited revenues of $193,000 and negative EBITDA of $5,667,000 for the quarter ended June 30, 2021. As of September 30, 2021, the Company estimates that it will report unaudited cash and cash equivalents, plus restricted cash and short term investments, of approximately $41.6 million, as compared to $45,917,000 of unaudited cash equivalents, restricted cash and short term investments actually reported as of June 30, 2021. For the nine months ended September 30, 2021, the Company estimates that it will report unaudited revenues of approximately $13.8 million and negative EBITDA in the range of approximately $12.0 million to $12.5 million as compared to actually reported unaudited revenues of $77,216,000 and EBITDA of $7,834,000 for the nine month period ended September 30, 2020.

Jumper continued, “Activity levels during the third quarter of 2021 remained depressed, as the Company had one seismic data acquisition crew operating in the lower 48 with extended periods of low utilization. The Company’s one active crew was idle from early September to mid-October. The near-term outlook for seismic data acquisition activity in the U.S. remains challenged notwithstanding the currently elevated prices for oil and natural gas. Based on currently available information, the Company’s one active lower 48 crew resumed operation in mid-October on a small, few thousand channel count project with a duration of approximately seven days and is further scheduled through early February of 2022 with current projects of various sizes and channel count requirements, the largest of which is 65,000 channels with a duration of approximately 45 days. The Canadian season should begin earlier than in recent years. The Company expects to operate two crews in Canada in the back half of the fourth quarter of 2021 through the end of the winter season which concludes at the end of the first quarter of 2022. The Company has or anticipates to be awarded several additional mid-sized projects in the lower 48, each of which will be pushed into late 2022 primarily due to land access issues. Bid activity remains at historically low levels and visibility into 2022 is limited in the lower 48. Due to a lack of demand for seismic data acquisition projects in both Canada and the lower 48, prices for our services softened in the last quarter.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release preliminary estimated information (unaudited) for the third quarter ended September 30, 2021 about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s actual unaudited EBITDA to its actual unaudited net (loss) income, as published in the Company’s earnings release for the third quarter ended September 30, 2021, expected to be issued on or about November 4, 2021, will be presented in a table to be included in such release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, statements regarding the expected consummation of the acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as the tender of at least 80% of the outstanding shares of capital stock of the Company in order to close the tender offer, and approval of at least 80% of the outstanding shares of the capital stock of the Company in order to consummate the second step merger); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy; and other risks and uncertainties. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where To Find It

The tender offer referenced in this communication has not yet commenced.  This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC.  The solicitation and offer to buy the Company’s stock will only be made pursuant to an Offer to Purchase and related tender offer materials.  At the time the tender offer is commenced, Wilks and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION.  THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of the Company’s stock at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://www.dawson3d.com or by contacting the Company’s Investor Relations Department at (432) 684-3000 or by email at info@dawson3d.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.